Exhibit 99.1

OSI Systems Reports Fourth Quarter and Fiscal Year 2011 Financial Results

  Q4 Earnings per Share
    GAAP EPS $0.61 (45% increase over prior year)
    Non-GAAP EPS of $0.66 (40% increase over prior year)
  Record quarterly sales of $183 million (11% increase over prior year)
  Record fourth quarter Backlog of $304 million (27% increase over prior year)
  FY 2012 Non-GAAP Earnings Guidance of approximately 20% - 26% growth

HAWTHORNE, Calif.--(BUSINESS WIRE)--August 25, 2011--OSI Systems, Inc. (NASDAQ: OSIS) today announced financial results for its fourth quarter and fiscal year ended June 30, 2011.

Deepak Chopra, OSI Systems President and CEO, stated, “We are very pleased to report the results of our fourth quarter, as we generated outstanding profitability and strong sales growth leading to record annual sales and profits. This momentum, combined with our record backlog, positions us well for continued top line growth and earnings expansion in fiscal 2012.”

The Company reported revenues of $183.4 million for the fourth quarter of fiscal 2011, an increase of 11% from the $165.3 million reported for the fourth quarter of fiscal 2010. Net income for the fourth quarter of fiscal 2011 was $12.0 million, or $0.61 per diluted share, compared to net income of $8.0 million, or $0.42 per diluted share for the fourth quarter of fiscal 2010. Excluding the impact of restructuring and other nonrecurring charges, net income for the fourth quarter of fiscal 2011 would have been approximately $13.0 million or $0.66 per diluted share compared to net income of $8.8 million or $0.47 per diluted share for the fourth quarter of fiscal 2010.

For the fiscal year ended June 30, 2011, the Company reported revenues of $656.1 million, a 10% increase from the $595.1 million reported for fiscal 2010. Net income for fiscal 2011 was $33.4 million, or $1.71 per diluted share, compared to net income of $23.6 million, or $1.28 per diluted share in fiscal 2010. Excluding the impact of restructuring and other nonrecurring charges, net income for fiscal 2011 would have been approximately $35.9 million, or $1.84 per diluted share compared to net income of $25.6 million or $1.39 per diluted share for the comparable period of fiscal 2010.

Discussion of adjustments to arrive at non-GAAP figures for the three and twelve months ended June 30, 2011 is provided to allow for the comparison of underlying earnings, net of restructuring and other nonrecurring charges, thus providing additional insight into the on-going operations of the Company. For the three months and fiscal year ended June 30, 2011 the Company incurred restructuring and other nonrecurring charges of $1.4 million and $3.4 million, respectively, compared to $1.3 million and $2.9 million for the comparable periods of fiscal 2010.

During fiscal 2011, the Company generated operating cash flow of $40.1 million, resulting in the Company paying down its long-term debt by $32.6 million and increasing its net cash from $15.9 million as of June 30, 2010 to $52.6 million as of June 30, 2011.

Mr. Chopra, continued, “Our Security Division completed a solid fiscal 2011 with another strong quarter of bookings leading to 17% growth in revenues. Further, our Security Division is primed to continue double-digit growth in fiscal 2012, as our turnkey screening business in Puerto Rico commenced operations during the fourth quarter and our backlog reached a record year-end level of $200 million, a 39% increase from the prior year.”

Mr. Chopra continued, “Our Healthcare Division’s strong fourth quarter performance resulted in our second straight quarter of double-digit sales growth. As a result of this growth, coupled with an improved cost structure, our Healthcare Division achieved record operating income of $7.7 million and an operating margin of 12.3% during the quarter.”

Mr. Chopra continued, “Our Optoelectronics and Manufacturing Division finished strong reporting a 27% increase in sales during the fourth quarter. This outstanding performance resulted in both record annual sales and operating profit for the division. Heading into fiscal 2012, our Optoelectronics and Manufacturing Division is well positioned to continue strong growth with our growing, diversified customer base and the benefits of our vertical integration strategy.”

Mr. Chopra concluded, “Heading into fiscal 2012, we are excited about our growth prospects. Our backlog of $304 million as of June 30, 2011 is 27% higher than the prior fiscal year, and represents a new record year-end backlog.”

Company Outlook – Guidance for Fiscal 2012

Subject to the risk factors referenced in the Safe Harbor section of this press release, the Company announced that it anticipates fiscal 2012 sales to be between $722 million and $740 million, representing a 10% to 13% increase over fiscal 2011. In addition, the Company anticipates approximately 20% - 26% growth in earnings per diluted share to $2.21 to $2.32, excluding the impact of restructuring and other non-recurring charges.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 9:00am PT (12:00pm ET), today to discuss its results for the fourth quarter of fiscal 2011. To listen, please visit the investor relations section of OSI Systems website, http://investors.osi-systems.com/index.cfm and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call at 12:00pm PT (3:00pm ET) until September 8, 2011. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-888-286-8010 and entering the conference call identification number ‘78165122’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. It implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-E

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions about the future, including, the Company’s predictions about future sales and earnings. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that the Company will continue to generate cash or that strong sales by its Security division will continue to occur in the future. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

OSI SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2010	2011	2010	2011
Revenue	$165,328	$183,429	$595,111	$656,100
Cost of goods sold	101,343	113,337	377,077	416,834
Gross profit	63,985	70,092	218,034	239,266

Operating expenses:
Selling, general and administrative	38,204	39,583	139,830	142,633
Research and development	11,106	11,939	38,577	45,448
Restructuring, and other charges	1,253	1,360	2,859	3,424
Total operating expenses	50,563	52,882	181,266	191,505

Income from operations	13,422	17,210	36,768	47,761
Interest and other expense, net	(558)	(542)	(1,772)	(1,026)
Income before income taxes	12,864	16,668	34,996	46,735
Income tax expense	4,881	4,622	11,439	13,313

Net income	$7,983	$12,046	$23,557	$33,422

Diluted income per share	$0.42	$0.61	$1.28	$1.71
Weighted average shares outstanding – diluted	18,862	19,866	18,389	19,548

Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2010	June 30, 2011
Assets
Cash and cash equivalents	$51,989	$55,619
Accounts receivable, net	132,728	136,716
Inventories	125,930	169,634
Other current assets	38,554	43,317
Total current assets	349,201	405,286
Non-current assets	163,913	179,630
Total Assets	$513,114	$584,916

Liabilities and Stockholders' Equity
Current portion of long-term debt	$12,743	$221
Accounts payable and accrued expenses	63,945	80,666
Other current liabilities	67,906	80,094
Total current liabilities	144,594	160,981
Long-term debt	23,366	2,756
Other long-term liabilities	31,444	36,379
Total liabilities	199,404	200,116
Total stockholders’ equity	313,710	384,800
Total Liabilities and Equity	$513,114	$584,916

SEGMENT INFORMATION
(in thousands)
(unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2010	2011	2010	2011
Revenues – by Segment Group:
Security Group	$75,711	$78,713	$251,479	$294,686
Healthcare Group	56,637	62,213	206,557	215,050
Optoelectronics and Manufacturing Group including intersegment revenues	43,605	55,415	171,237	192,873
Intersegment revenues elimination	(10,625)	(12,912)	(34,162)	(46,509)
Total	$165,328	$183,429	$595,111	$656,100

Operating income (loss) – by Segment Group:
Security Group (i)	$10,153	$8,060	$23,351	$25,352
Healthcare Group (ii)	4,104	7,321	13,113	17,857
Optoelectronics and Manufacturing Group (iii)	3,736	5,236	11,958	17,211
Corporate (iv)	(2,519)	(3,269)	(10,878)	(11,322)
Eliminations	(2,052)	(138)	(776)	(1,337)
Total	$13,422	$17,210	$36,768	$47,761

(i)	Includes restructuring and other charges of $0.6 million for the three months ended June 30, 2011; and $0.5 million and $0.6 million for the years ended June 30, 2010 and 2011, respectively.
(ii)

Includes restructuring and other charges of $1.0 million and $0.3 million for the three months ended June 30, 2010 and 2011, respectively; and $1.3 million and $1.5 million for the years ended June 30, 2010 and 2011, respectively.

(iii)	Includes restructuring and other charges of $0.2 million for the three months ended June 30, 2010; and $1.0 million for the year ended June 30, 2010.
(iv)	Includes restructuring and other charges of $0.4 million for the three months ended June 30, 2011; and $0.1 million and $1.3 million for the years ended June 30, 2010 and 2011, respectively.

Reconciliation of GAAP to Non-GAAP
(in thousands, except earnings per share data)

	Three Months Ended June 30,				Year Ended June 30,
	2010		2011		2010		2011
	Net		Net		Net		Net
	income	EPS	income	EPS	income	EPS	income	EPS

GAAP basis	$7,983	$0.42	$12,046	$0.61	$23,557	$1.28	$33,422	$1.71

Restructuring and other charges, net of tax	861	0.05	983	0.05	1,996	0.11	2,449	0.13

Non-GAAP basis	$8,844	$0.47	$13,029	$0.66	$25,553	$1.39	$35,871	$1.84

CONTACT:
OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
310-349-2237
avashishat@osi-systems.com